Exhibit 3.220
CERTIFICATE OF INCORPORATION
OF
BFI Energy Systems of Niagara II, Inc.
* * * * *
     1. The name of the corporation is BFI Energy Systems of Niagara II, Inc.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.
     The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.
     4. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) and the par value of each of such shares is One Dollars and Zero Cents ($1) amounting in the aggregate to One Thousand Dollars and Zero Cents ($1,000).
     5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
J. McBurnett	811 Dallas Ave., Houston, Texas 77002

P. Voss	811 Dallas Ave., Houston, Texas 77002

J. Sinski	811 Dallas Ave., Houston, Texas 77002
(DEL. — 42-9/25/96)

     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Eileen B. Schuler	757 N. Eldridge, Houston, Texas 77079
     6. The corporation is to have perpetual existence.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this Twenty-Third day of February, 1999.

/s/ J. McBurnett J. McBurnett

/s/ P. Voss P. Voss

/s/ J. Sinski J. Sinski
(DEL. — 42-9/25/96)